CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Kyocera Corporation on Form S-8 (File Nos.33-84904, 33-98132 and 33-99140) of our report dated June 6, 2003, relating to the financial statements and financial statement schedule of Kyocera Corporation and Consolidated Subsidiaries as of March 31, 2002 and 2003, and for each of the three years in the period ended March 31, 2003, which report appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Osaka, Japan

September 11, 2003